Victory Capital Management Inc.
                                 Code of Ethics
                          Effective November 30th, 2003



Victory Capital Management Inc ("Victory"), as a registered investment adviser, has a fiduciary responsibility, a duty of loyalty, and a duty of care to our clients. As employees and representatives of Victory, each of us has a responsibility to uphold these standards for the firm. Moreover, each of us is required to comply with certain requirements of the Investment Advisers Act of 1940, as amended (the "Advisers Act") and the Investment Company Act of 1940 (the "Company Act"). This Code of Ethics ("Code") describes our duties to our clients and Victory, as well as our additional obligations under the Advisers Act and the Company Act, and sets forth certain standards that have been adopted by the firm to ensure that Victory and its employees fulfill such duties and obligations.

Definitions

"Access Personnel" or "Access Person" is defined as any employee, director or Officer of Victory, any Portfolio Manager of an Account, or anyone deemed an Access Person by the Chief Compliance Officer, including all Investment Personnel.

"Beneficial Interest" in an account or transaction is defined by the following persons or entities having the opportunity to profit or share directly or indirectly in any profit derived from such:
    o   Employee himself or herself
    o   Any member of the employee's immediate family sharing the same household
    o   Any partnership as to which the employee is a general partner
    o Any trust as to which (a) the employee is the trustee and such employee or any member of his immediate family is a beneficiary, (b) the employee is a beneficiary and controls or shares control of the trust's investments, or (c) the employee is a settlor, has the power to revoke the trust without the consent of another person and shares investment control over the trust's investments.

"Covered Security" is defined as any security other than direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements, and shares issued by open-end investment companies that are registered under the Company Act.

"Fund" or "Funds" is defined as any registered investment company advised by Victory Capital Management Inc.


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"Investment Personnel" or "Investment Person" is defined as any employee, who makes or participates in making recommendations to an account regarding purchase or sales of securities; includes all Portfolio Managers, Research Analysts, Trade Analysts, and any individual who has access to Victory's research repository. All persons employed at Victory's NewBridge or SBSF Divisions are considered Investment Persons. In addition, any person who supervises an investment person is considered an investment person.

"Model Change" is defined as any addition, deletion, or change in weighting of a security to a model portfolio.

General Principals of the Code

The General Principals of the Code apply to all Access Personnel of Victory.

    o It is your duty to place the interests of any Victory account first, including Fund accounts.
    o It is required that all personal securities transactions be conducted in a manner to avoid any actual or potential conflict of interest, any appearance of a conflict of interest, or any abuse of your position of trust and responsibility with Victory.
    o Access Personnel employed by Victory are held to the fundamental standard of not taking advantage of their positions at the expense of Victory or its clients.
    o Victory employees will not share portfolio holdings information except as permitted under Victory Capital Management Inc. Policy.

Access Personnel

Anyone considered an Access Person under the Code is prohibited from revealing any information regarding securities transactions by any account held at Victory, including the Funds.

Each Access Person is required to disclose certain information regarding outside affiliates and interests. Specifically, an:
    o Access Personnel must disclose the identity of any non-KeyCorp, for profit entity for which he or she serves as an officer or director.
    o Investment Personnel must disclose any outside interest, including equity ownership, to his or her supervisor prior to discussing, recommending or commenting upon any security related to the outside interest.

Access Personnel are permitted to open and maintain personal brokerage accounts. Future accounts for Access Personnel or any accounts in which Access Personnel have a beneficial interest must be opened at a broker dealer that is on Victory's Approved Broker List. Accounts currently held by Access Personnel must be held at a brokerage firm on the Grandfathered Broker List. Both lists are maintained by the Compliance Department.

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All Access Personnel must submit the following reports:

INITIAL HOLDINGS REPORT

    o Must be submitted within ten (10) calendar days of becoming an Access Person.
    o   Must include date when individual became an Access Person.
    o Name all accounts in which any securities are held in the beneficial interest of the Access Person. The broker dealer or bank holding these accounts must be indicated.
    o Each Covered Security in which the Access Person has a beneficial interest in must be reported, including title, number of shares, and principal amount.
    o   The date Compliance receives the report will be recorded.

SECURITIES TRANSACTION REPORT

    o Must be submitted no later than ten (10) calendar days following the end of each quarter.
    o Must describe each transaction effected during preceding quarter in any Covered Security. Each transaction must include the following information: date, title, interest rate and maturity date, number of shares, principal amount of securities involved, nature of the transaction, price effected, name of the broker dealer or bank whom effected the transaction, and the date the report was submitted to Compliance.
    o Must describe any account established in the preceding quarter, and include the following information: account name, account number, name of the broker dealer or bank at which the account is established, and the date of establishment. The date Compliance receives the report will be recorded.
    o   The following securities transactions are exempt from reporting:
        o   Open-ended investment funds other than Victory Funds
        o   Victory Money Market Funds
        o   Systematic 401(k) transactions
        o   Periodic Investment Plans
        o   KeyCorp stock
        o   Direct obligations of the US Government
        o   Dividend reinvestment plans
        o   Discounted stock purchase plans
        o   529 Plans
        o   Investment Grade Fixed Income

ANNUAL HOLDINGS REPORT

    o   Must be submitted on an annual basis.

    o Information contained in the report must be current as of thirty (30) calendar days before the report is submitted.

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

    o Report any account in which the Access Person has a direct or indirect beneficial interest. The report must included the following: account name, account number, name of the broker dealer or bank that holds the account, security title, number of shares, and principal amount of each Covered Security held in each account.
    o   The date Compliance receives the report will be recorded.

Investment Personnel

Investment personnel are prohibited from participating in the same activities described under the Access Personnel with the following additions:

    o   May not purchase an Initial Public Offering.
    o May not purchase any securities in a Limited Offering without the preapproval of the Chief Compliance Officer and the Chief Executive Officer.
    o May not recommend any securities transactions in any account or recommend the change of a weighting in any security without first disclosing his or her interest, if any, in the security to his or her direct supervisor and the Chief Compliance Officer.

In addition to the responsibilities listed for Access Personnel, Investment Personnel must:

    o Obtain pre-clearance from Compliance for all non-exempt personal transactions in accounts that the individual has a beneficial interest prior to effecting the transaction. Investment Personnel are not to effect any security transaction, under any circumstance, until they have received authorization.*
        o   Exempted Transactions:
            o   Automatic investment
            o Involuntary exercise of rights issued pro rata to all holders of a class of securities
            o   Sale effected by tender offer, etc.
        o   Exempted Securities:
            o   Direct obligations of the US Government
            o   Bankers' acceptances, bank CDs, commercial paper
            o   Shares issued by an open-end investment company
            o   Exchange Traded Funds
            o   Investment Grade Fixed Income Securities
            o     Observe the following black-out periods:
                  o Portfolio Managers may not trade the same security in both their personal account and a portfolio account under their management on the same day.
                  o Fund Managers may not trade a security in their personal account that they have traded in a Fund they manage in
                        the  last  seven  (7)  calendar  days  without   written
                        authorization from their direct supervisor and the Chief Compliance Officer.

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

                o Fund Managers may not direct a transaction on behalf of a Fund portfolio, within seven (7) calendar days of conducting a personal transaction in the same security, without written authorization from their direct supervisor and the Chief Investment Officer.
                o Research Analysts may not trade a security if he/she is aware of a recommendation on the security is under review or pending.
                o If a security involved in a Model Change has a market capitalization of fewer than five (5) billion dollars, all Investment Personnel will be restricted from buying the security for three (3) business days.
                o All Fund Portfolio Managers must preclear any nonsystematic purchase or redemption of any Fund, including, but not limited to, 401(k) balance reallocations.
                o Maintain adequate records of personal securities transactions.

PRECLEARANCE AND SPECIFIC TRADING SITUATIONS

    o   Options
        o Writing/selling options - preclearance approval must be obtained prior to the writing/selling of the option.
        o When writing/selling an option, any transaction that takes place after the initial writing/selling of that option is considered a passive transaction and is exempt from preclearance, including any required exercise at the time of expiration. However, the transaction must be reported on the Securities Transaction Report at quarter end with a special notation indicating the transaction was passive.
        o Buying options - preclearance approval must be obtained prior to the purchase of an option. In addition, if the option is exercised or sold before expiration, the exercise transaction must also be precleared.
    o   Limit/Stop Orders
        o Limit/stop orders are permitted. Preclearance approval must be obtained on the date that the original order is entered. Compliance must be notified that the trade is a limit/stop order and what the limit/stop price is for the transaction.
        o Any transaction that takes place as a result of the limit price being obtained will be considered a passive transaction and is exempt from preclearance. However, the transaction must be reported on the Securities Transaction Report at quarter end with a special notation indicating the transaction was passive.
    o   Tablepounders Accounts
        o Any transaction performed globally by the Portfolio Manager of the Tablepounders Accounts does not need to be precleared. These transactions do not need to be reported on the Securities Transaction Report.
        o Any trade that deviates from the global trades in the account must be precleared and reported on the Securities Transaction Report.


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

    o   Convertible Bonds
        o Initial purchases of convertible bonds must be precleared in the same manner as an equity transaction.
        o Any transaction initiated by the employee to convert the bond into the underlying equity stock must be precleared.
        o Forced conversion, a conversion initiated by the bond issuer, does not need to be precleared. However, the transaction must be reported on the Securities Transaction Report.
    o If an employee would like to enter into any other type of passive security transaction, they must contact compliance to receive exemption from the preclearance process.

Compliance recognizes the fact that there are cases when an unexpected purchase/sale of client securities occurs after a personal transaction has been approved through the preclearance system. For example, a client unexpectedly adds additional funds to his/her account or an unexpected new client provides substantial funds for investment. When this situation occurs, Compliance should be notified immediately and proper documentation can be generated.



VICTORYSBSF ("SBSF") AND VICTORYNEWBRIDGE ("NEWBRIDGE")

Any additions or deletions to the portfolio, including weighting changes, will be considered Model Changes. All employees at SBSF or NewBridge will be restricted from executing personal trades in any security that SBSF or NewBridge has made a model change in that business day. Any model change that involves a security with a market capitalization below five (5) billion dollars will be blacked out for three (3) market days for all Victory employees. In addition, the Portfolio Managers of a Fund that is managed in the same investment style will be blacked out from buying those securities for seven (7) calendar days. The standard blackout periods do not apply to trades done as a result of implementation of new wrap account, SMA.

*A special exemption is available and may be granted on an individual basis for accounts where the Investment Person has a beneficial interest, such as an investment club account or an account where the broker has full discretion account, but does not exercise control or influence. The following requirements must be met in order to receive the exemption: o Must be requested and approved in writing.
    o Broker carrying the account must provide duplicate confirmations of each transaction in the account to the Compliance Department.
    o Transaction must be included on the individual's quarterly securities transaction report.
    o Investment person must not exercise any control or influence over the transaction.

Additional Restrictions and Limitations


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

INITIAL PUBLIC OFFERINGS

No Access person of Victory may acquire a Beneficial Interest in any Covered Security that is being offered in an initial public offering without the prior approval of the Chief Compliance Officer, the Chief Administrative Officer, and his or her direct supervisor.

LIMITED OFFERINGS (PRIVATE PLACEMENTS)

No Access Person may acquire a Beneficial Interest in a Covered Security in a private placement without the prior approval of the Chief Compliance Officer, the Chief Administrative Officer, and his or her direct supervisor.



EXCESSIVE TRADING

Access Personnel are prohibited from participating in any excessive trading in personal accounts. This includes, but is not limited to, day trading.

MARKET TIMING MUTUAL FUND TRANSACTIONS

Access Personnel shall not participate in any activity that may be construed as market timing of mutual funds.

GIFTS

No Access Person may accept any gift of more than de minimis value from any person or entity that does business with or on behalf of any investment company as to which Victory serves as an investment adviser. The KeyCorp Code of Ethics gift clause does apply to gifts from any other source.

SERVICE AS A DIRECTOR

No employee of Victory may serve on the board of directors of any publicly traded company absent prior approval of the Chief Compliance Officer and the Chief Investment Officer based upon a determination that such board service would be consistent with the interests of any investment company as to which Victory serves as an investment adviser and its shareholders. Service on the board of directors of a nonprofit or nonpublic company must be pre-approved by the employee's direct manager and reported to Compliance.

Certification of Compliance with Code of Ethics

Each Access Person shall be required to certify annually the he or she (i) has read and understood the Code, (ii) recognizes that he or she is subject thereto,
(iii) has complied with the requirements of the Code, (iv) has disclosed or reported all personal securities


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

transactions required to be disclosed or reported pursuant to the requirements of the Code.

Review Procedures

Compliance will maintain review procedures consistent with the Code.

Sanctions

---------------------------------------------------------------------------
Response Level       Violation Description            Required Action
---------------------------------------------------------------------------
    Level 1     Minor 1st offense:               o     Compliance sends
                o     Employee provides a              notice of
                      majority of account              violation to
                      information, some data is        employee.
                      missing.                   o     Compliance
                Unusual or Suspicious Trading          Department to
                Activity:                              questions employee
                o     Employee engages in              and document
                      excessive short-term             response.
                      trading activity on a
                      continual basis (day
                      trading).
                o     Employee engages in a
                      pattern of unusual
                      trading.
                o     Employee obtains preclearance;
                      fund trades in same small
                      cap security on same day.
---------------------------------------------------------------------------
    Level 2     Technical Violations:            o     Compliance
                o     Employee traded without          notifies employee
                      preclearance approval, but       and manager of
                      Compliance would have            violation in
                      approved the trade if            writing.
                      approval had been sought.  o     Manger is required
                First Time Offenses:                   to discuss the
                o     Employee turned in a late        violation with the
                      quarterly Securities             employee.
                      Transaction Report or      o     Employee and
                      failed to turn on in.            manager sign
                o     Employee did not submit a        acknowledgement of
                      complete or timely               violation.
                      initial/annual holdings    o     Employee is
                      report.                          provided with a
                o     Employee did not provide         copy of the Code
                      Compliance a duplicate           of Ethics.
                      confirmation after         o     Chief Compliance
                      Compliance notified the          Officer and Chief
                      employee of the missing          Executive Officer
                      duplicate confirmation.          are notified.
---------------------------------------------------------------------------



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

---------------------------------------------------------------------------
    Level 3     Material Violations:             The same actions as
                o     Employee traded without    noted for Level 2 with
                      preclearance approval;     the following additions:
                      Compliance would not have  o     Employee required
                      approved the Personal            to break trade and
                      Trade Request.                   disgorge profits.
                o     Employee traded during a   o     Chief Compliance
                      black-out period, without        Officer meets with
                      prior approval from              Manger and
                      Compliance.                      Employee to
                o     Employee deliberately            discuss violation.
                      concealed the existence
                      of an account.
                Repeat Offenses:
                o     Any violation of VCM Code
                      of Ethics repeated by the
                      employee twice in the
                      last twelve (12) months.
---------------------------------------------------------------------------
    Level 4     Repeat Offenses:                 The same actions as in
                o     Any violation of VCM Code  Level 3 with the
                      of Ethics repeated by the  following additions:
                      employee at least four     o     Human Resources
                      times in the last twenty         will document
                      four (24) months.                violation in
                Fraudulent Activity:                   Employee files.
                o     Compliance Department
                      discovers evidence of
                      fraudulent trading
                      activity, which requires
                      further investigation.
---------------------------------------------------------------------------
    Level 5     Confirmed Fraudulent Activity:   The same actions as in
                o     Systematic front running,  Level 4 with the
                      scalping or other          following additions:
                      evidence of fraud.         o     Compliance
                                                       Committee will recommend
                                                       the termination or
                                                       probation of employee.
---------------------------------------------------------------------------


Report to Fund Board

At least annually, Victory will provide the Fund's Board of Directors with the following information:

    o Material violations under the Code and any sanctions imposed as a response to the material violations



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

    o Certification that Victory has adopted procedures necessary to prevent Access Persons from violation the Code.

Record Keeping Requirements

Victory will keep the following records in accordance with the Company Act:

    o   Copy of the Code
    o Record of any violation of the Code and any action taken as a result of the violation
    o   Copy of each report filed by any Access Person as required by the Code
    o   List of persons subject to the Code reporting requirements

Each of the above listed documents will be maintained for a period of at least five years after the end of the fiscal year in which it was created. The first two of these years, Victory will maintain the records in an easily accessible place.


The provisions of this Code are in addition to, and not a substitute for, the KeyCorp Code of Ethics and the KeyCorp Policy on Public Disclosure and Securities Trading, or any successor thereto. The KeyCorp Code of Ethics and Policy shall apply to all officers, directors and employees of Victory Capital Management Inc.


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